Exhibit 8.1

SUBSIDIARIES

Subsidiary	Country of Incorporation
Camelia Navigation S.A.	Marshall Islands
Canyon I Navigation Corp.	Marshall Islands
Donna Marine Co.	Marshall Islands
Epic Investments Inc.	Marshall Islands
Explorer Shipholding Limited.	Marshall Islands
Fairplay Maritime Ltd.	Marshall Islands
Frontline Marine Co.	Marshall Islands
Imperator I Maritime Company.	Marshall Islands
Opera Navigation Co.	Marshall Islands
Paloma Marine S.A.	Liberia
Protea International Inc.	Liberia
Reading Navigation Co.	Liberia
Trade Force Shipping S.A.	Marshall Islands

SK 25744 0001 975469